Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. CLOSES
$331.9 MILLION OIL & GAS PROPERTY ACQUISITION
IN THE DELAWARE BASIN

FRISCO, TEXAS, December 29, 2011 – Comstock Resources, Inc. ("Comstock" or the "Company")(NYSE:CRK) announced that on December 29, 2011 it closed the previously announced acquisition of oil and gas properties in the Delaware Basin in West Texas from Eagle Oil & Gas Co. and certain other parties for $331.9 million.  The acquisition includes approximately 68,000 gross (44,000 net) acres in the Southern Delaware Basin in Reeves County, Texas which are prospective for development in the Bone Spring and Wolfcamp shales.  The acquisition consists primarily of leasehold but also includes an estimated 21.5 million barrels of oil equivalent of proved reserves as of November 1, 2011 and net daily production which averaged 1,445 barrels of oil equivalent per day during November 2011.  The properties acquired included 33 producing wells and six wells in various stages of completion.  The acquisition had an effective date of November 1, 2011.  The acquisition was funded by borrowings under Comstock's bank credit facility.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.